Beckstead and Watts, LLP
Certified Public Accountants

3340 Wynn Road, Ste. B
Las Vegas, NV 89102
702.257.1984
702.362.0540 fax

May 20, 2003

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for WordLogic Corporation (formerly TheAmericanWest.com, Inc.) (the "Company") and reported on the financial statements of the Company for the years ended December 31, 1999 through December 31, 2002. Effective May 15, 2003, our appointment as principal accountants was terminated.

We have read the Company's statements included under Item 4 of its Form 8-K dated May 16, 2003, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement that the change was approved by the Audit Committee of the Board of Directors or that the firm of Cordovano and Harvey, P.C. was not engaged regarding any matter requiring disclosure under Regulation S-K, Item 304(a)(2).

Very truly yours,
/s/ G. Brad Beckstead, CPA
G. Brad Beckstead, CPA
Partner